NIXON PEABODY LLP

1300 Clinton Square

Rochester, New York 14604

(585) 263-1000

Fax: (585) 263-1600

February 16, 2016

Corning Natural Gas Holding Corporation

330 W. William St.

Corning, New York 14830

Ladies and Gentlemen:

We have acted as counsel to Corning Natural Gas Holding Corporation, a New York corporation (the “Holding Company”), in connection with the issuance of non-transferable subscription rights (the “Rights”) to be distributed by the Holding Company without consideration in connection with a rights offering (the “Rights Offering”) to the holders of record of its common stock, par value $0.01 per share (the “Common Stock”). Each Right entitles the holder to purchase either: (i) one-eighth share of our 6% Series A Cumulative Preferred Stock, par value $0.01 per share (“Series A Cumulative Stock”), for $25.00 per share; or (ii) one-sixth share of our 4.8% Series B Convertible Preferred Stock, par value $.01 per share share (“Series B Convertible Stock”). The Holding Company has filed a Registration Statement on Form S-1, No. 333-208943 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the issuance of the Rights, the Series A Cumulative Stock, the Series B Convertible Stock and the Common Stock into which the Series B Convertible Stock may be converted, as described in the prospectus forming a portion of the Registration Statement (the “Prospectus”).

In connection with the foregoing, we have examined: (i) the Registration Statement, (ii) the Prospectus, (iii) the Certificate of Incorporation and the Amendment to Certificate of Incorporation of the Holding Company, (iv) the Bylaws of the Holding Company, (v) resolutions of the Board of Directors of the Holding Company authorizing, among other things, the designation of the Series A Cumulative Stock and the Series B Convertible Stock, the issuance of the Rights, the offer and sale of the Series A Cumulative Stock and the Series B Convertible Stock upon exercise of the Rights in accordance with their terms and the issuance of the Common Stock upon exercise of the conversion rights of the Series B Convertible Stock in accordance with its terms, and the transactions contemplated by the Prospectus. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates, and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinions expressed below.

As to questions of fact material to our opinions expressed herein, when relevant facts were not independently established, we have relied upon information received from officers of the Holding Company. We have made no independent investigation as to any information received from the Holding Company and do not opine as to the accuracy of such factual matters.

In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.

Based on and subject to the foregoing, and subject to the limitations set forth in the Registration Statement, we confirm that all statements of legal conclusions contained under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement, unless otherwise noted, are our opinion with respect to the matters set forth therein. In addition, we are of the opinion that the discussion under the heading “Material U.S. Federal Income Tax Consequences” with respect to those matters to which no legal conclusions are provided are materially accurate discussions of such U.S. federal income tax matters, except for the representations and statements of fact by the Holding Company, as to which we express no opinion.

We express no opinion as to any U.S. federal income tax consequences of the Rights offering other than the opinion set forth above. The opinion expressed herein is based upon our interpretation of current provisions of the Internal Revenue Code of 1986, as amended, and existing judicial decisions, administrative regulations, and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth therein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions stated herein. We express no opinion other than as to the federal income tax law of the United States of America. This opinion does not address any state, local or foreign tax consequences that may result from the transactions contemplated by the Registration Statement.

This opinion is limited to the matters expressly stated herein. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we expressly disclaim any obligation to advise you of any subsequent changes in the facts stated or assumed herein or of any future changes in applicable laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as it appears under the captions “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus, and to the discussion of this opinion in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nixon Peabody LLP